July 27, 2022

Thomas Castellano

Dear Tom,

I am very pleased to share that the Compensation and Leadership Committee of the Board of Directors has approved an increase to your Total Direct Compensation (“TDC”) comprising your base salary, short-term cash incentive and long-term equity incentives. The specific changes to your TDC are outlined below.

•Base Pay: Effective July 21, 2022, your annual rate of pay will increase to $550,000.

•MIP Target: You will continue to participate in the Management Incentive Plan (“MIP”). Your MIP target for fiscal year 2023 (July 1, 2022 – June 30, 2023) will increase to $450,000.

•LTIP Target: You will continue to participate in the Long-Term Incentive Plan (“LTIP”). Your LTIP target for the fiscal year 2023 – 2025 performance period has increased to $1,250,000.

	Current TDC	New TDC
Base Salary	$500,000	$550,000
MIP Target	$400,000	$450,000
Target Total Cash	$900,000	$1,000,000
LTIP Target	$600,000	$1,250,000
Target TDC *	$1,500,000	$2,250,000
% Change		+50.0%

All other terms and conditions of your employment remain unchanged. Please do not hesitate to let me know if you have any questions.

Sincerely,
Alessandro Maselli
President & Chief Executive Officer

cc:    Ricardo Pravda
SVP & Chief Human Resources Officer